127 CAPITAL, LLC SC 13D

Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.0001 par value, of Rimini Street, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others. This joint filing agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: January 2, 2024

127 CAPITAL, LLC

By:	/s/ Clayton Webb
Name:	Clayton Webb
Title:	Sole Member

/s/ Clayton Webb